EXHIBIT 99.1

NITROMED, INC. REPORTS FINANCIAL RESULTS FOR THIRD QUARTER

Company Also Reports on Recent Corporate Achievements

Bedford, MA (December 18, 2003) — NitroMed, Inc. (NASDAQ: NTMD) today reported financial results for the third quarter 2003 and the nine month period ended September 30, 2003. The Company also commented on recent corporate developments. The Company:

•                  Completed its initial public offering on November 10, 2003, issuing 6 million shares of common stock, resulting in net proceeds of $60.2 million.

•                  Advanced its first nitric oxide-based COX-2 inhibitor, in development with Merck, into Phase I human testing, receiving a $5 million payment from Merck for meeting this milestone. This is the second milestone NitroMed has achieved in less than a year and brings total 2003 Merck related income to $23 million.

•                  Reached 75% enrollment of patients in its Phase III confirmatory clinical trial of its lead product in development, BiDil®, for treatment of heart failure in African Americans. The trial, referred to as A-HeFT, or the African American Heart Failure Trial, is evaluating the outcome of mortality, hospitalizations and quality of life in a study population of African Americans with heart failure.

•                  Raised $20 million in a venture round with existing investors in August, 2003.

•                  Appointed Davey S. Scoon, C.P.A., the Chairman of Tufts Healthcare and an executive with Tom’s of Maine, to the Board of Directors. Mr. Scoon was also elected Chairman of the Audit Committee. He brings new insight and financial acumen to NitroMed with his more than 20 years of experience in the consumer and healthcare insurer markets and his executive experiences in finance and administration.

Commenting on the company’s recent developments, Michael D. Loberg, Ph.D., President and Chief Executive Officer, said, “We are very pleased to be a public company. This is certainly an exciting time for us. We have two very strong collaborations with pharmaceutical industry leaders - Merck and Boston Scientific. With Merck, we have moved our lead compound into Phase I human testing, our second significant milestone in the program in less than a year. With over $80 million raised this year in a combination of venture and IPO funding, we expect to have significant capital to ready our lead heart failure medication, BiDil, for a commercial launch in early 2006, pending FDA approval.”

Financial Results

Financial results for our third quarter are summarized in the accompanying table and are detailed in NitroMed’s Form 10-Q filed today with the U.S. Securities and Exchange Commission. As the Company’s IPO was completed after the end of the third quarter, neither the proceeds nor the shares issued in the IPO are included in the Company’s financial statements as of September 30, 2003 or for the quarter then ended. The following are excerpted from the Company’s Form 10-Q filing:

Revenue. Total revenue for the three months ended September 30, 2003 was $2.2 million compared to $187,000 for the three months ended September 30, 2002. The increase in revenue in 2003 is attributable to our agreement with Merck in which the license fee and milestone payments have been deferred and are being recognized as revenue ratably over the contractual research and development term ending in December 2005. In addition, for the three months ended September 30, 2003, we recognized $750,000 from Merck for research and development funding.

Total revenue for the nine months ended September 30, 2003 was $5.6 million, compared to $562,000 for the nine months ended September 30, 2002. The increase in revenue was attributable to $15.0 million of payments we received under our agreement with Merck that have been deferred and are being recognized as revenue ratably over the contractual research and development term ending in December 2005. In addition, for the nine months ended September 30, 2003, we recognized $2.3 million from Merck for research and development funding.

Research and Development. Research and development expense for the three months ended September 30, 2003 was $5.0 million compared to $5.3 million for the three months ended September 30, 2002. The decrease was due to higher clinical costs of $889,000 in the 2002 period associated with the first interim analysis of our phase III confirmatory trial of BiDil. This increase was partly offset by an increase of $887,000 in discovery research in 2003.

Research and development expense for the nine months ended September 30, 2003 was $13.7 million compared to $11.9 million for the nine months ended September 30, 2002. The increase in spending reflects higher clinical trial costs as a result of an increase in the number of clinical sites and number of patients enrolled in the BiDil trial and expanded discovery research activities.

General and Administrative. General and administrative expense for the three months ended September 30, 2003 was $651,000, compared to $680,000 for the three months ended September 30, 2002.

General and administrative expense for the nine months ended September 30, 2003 was $1.9 million compared to $2.0 million for the nine months ended September 30, 2002. Higher stock compensation expense in 2002 associated with a loan to an officer for our common stock was offset by increased costs incurred in 2003 in connection with evaluating and developing plans to commercialize BiDil.

Other Income, Net. Other income, net for the three months ended September 30, 2003 was $87,000 compared to $134,000 for the three months ended September 30, 2002. The decrease was primarily due to reduced yields on marketable securities resulting from lower average interest rates and lower average fund balances available for investing. In addition, rental income ceased in the second quarter of 2003.

Other income, net for the nine months ended September 30, 2003 was $291,000 compared to $462,000 for the nine months ended September 30, 2002. The decrease was primarily due to reduced yields on marketable securities resulting from lower average interest rates and lower average fund balances available for investing.

About NitroMed, Inc.

NitroMed is an emerging pharmaceutical company that discovers, develops and seeks to commercialize proprietary pharmaceuticals based on the therapeutic benefits of the naturally occurring molecule nitric oxide. The Company uses its expertise in nitric oxide biology and chemistry in an effort to develop both novel drugs, as well as safer, more effective versions of existing drugs. Research and development efforts focus on major diseases that are characterized by a deficiency in nitric oxide, such as cardiovascular and inflammatory diseases. BiDil®, the Company’s lead product in development, is an orally administered nitric oxide-enhancing medicine being investigated for the treatment of heart failure in African Americans. A late-stage confirmatory trial targeted to enroll 1,100 patients is underway in more than 160 sites throughout the United States. The Association of Black Cardiologists is a joint sponsor of the study. Collaborative partnerships are a key element of the Company’s business strategy. NitroMed has agreements with Merck to jointly develop nitric oxide-based COX-2 inhibitors and with Boston Scientific to jointly develop nitric oxide coated cardiovascular stents.

For additional information about NitroMed, please consult www.nitromed.com.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements regarding the Company’s plans for the launch of BiDil® in 2006 as well as statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: difficulties or delays relating to required regulatory approvals to develop, market and sell BiDil® and the Company’s other products under development; the Company’s ability to successfully complete clinical trials of BiDil® and its other products under development; the Company’s dependence on corporate collaborators to develop, manufacture, market and sell products based upon its technologies; the Company’s failure to obtain or maintain intellectual property protection and required licenses for its technologies and products under development; the Company’s ability to obtain the substantial additional funding required to conduct research and development, manufacturing, marketing and sales of its products under development; and other factors discussed in its Quarterly Report on Form 10-Q for the quarter ended September 30,2003, filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

NITROMED, INC.

FINANCIAL HIGHLIGHTS

In Thousands

(prior to initial public offering which closed on November 10, 2003)

CONDENSED OPERATING RESULTS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2002	September 30, 2003	September 30, 2002	September 30, 2003
Revenues:
Research and development	$187	$2,194	$562	$5,582

Operating expenses:
Research and development	5,268	5,041	11,868	13,718
General and administrative	680	651	2,005	1,903

Total operating expenses	5,948	5,692	13,873	15,621

Other income, net	134	87	462	291

Net loss	$(5,627)	$(3,411)	$(12,849)	$(9,748)

CONDENSED BALANCE SHEET INFORMATION (Unaudited)

	December 31, 2002	September 30, 2003
Cash, cash equivalents and marketable securities	$11,843	$34,026
Total assets	22,492	36,168
Current liabilities	6,272	9,039
Deferred revenue, long-term	6,667	6,667
Stockholders’ deficit	(73,353)	(84,652)